EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of September 1, 2023 (the “Effective Date”), by and between iCoreConnect, Inc., a Delaware corporation (the “Company”) having its principal place of business at 529 Crown Point Road, Suite 250 Ocoee, Florida 34761, and Murali Chakravarthi (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Executive has agreed to serve as the Company’s Chief Technology Officer and the Company would like to retain the Executive as its Chief Technology Officer, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, the Company agrees to employ the Executive as its Chief Technology Officer. The executive shall report directly to the Company’s Chief Executive Officer.

(b) The Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy, and businesslike manner. The executive also agrees that the Company’s Chief Executive Officer shall determine from time to time such other duties as may be assigned to him. The Executive agrees to carry out and abide by such directions of the Company’s Chief Executive Officer.

(c) Without limiting the generality of the foregoing, the Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to the Executive’s involvement in associations, charities, and service on another entity’s board of directors, provided such involvement does not interfere with the Executive’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2. Salary and Additional Compensation.

(a) Base Salary. During the Term, the Company shall pay to Executive an annual base salary (“Base Salary”), which shall initially be $300,000. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) shall review the Executive’s Base Salary no less than annually (at the end of the Company’s compensation year, which shall be its fiscal year) and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b) Annual Bonus. For each fiscal year during the Term, the Executive will be entitled to receive an annual bonus (the “Annual Bonus”), within ninety (90) days of the completion of such year. The final determination of the amount, if any, of the Annual Bonus will be made by, and at the sole discretion of, the Compensation Committee (or the Board, if such committee has been dissolved), based on goals and objectives previously approved by the Compensation Committee (or the Board, if such committee has been dissolved). The target Annual Bonus is 50% of the Base Salary (pro-rated for partial years), which targeted amount may be increased or decreased by the Compensation Committee (or the Board, if such committee has been dissolved).

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(c) Annual Equity Grant. For each fiscal year during the Term, the Executive will be entitled to receive an annual equity grant of $675,000 under the iCoreConnect Inc. 2023 Equity Plan (the “Plan”) (the “Annual Grant”), subject to the availability of shares of common stock under the Stock Plan. The final determination on the amount, if any, of the Annual Grant will be made by, and in the sole discretion of the Compensation Committee (or the Board, if such committee has been dissolved), based on goals and objectives approved by the Compensation Committee of the Board (or the Board, if such committee has been dissolved).

3. Expenses. In accordance with Company policy, the Company shall reimburse the Executive for all reasonable association fees, professional-related expenses (certifications, licenses, and continuing professional education), and business expenses properly and necessarily incurred and paid by the Executive in the performance of his duties under this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

4. Benefits.

(a) Vacation; Sick Leave. The Executive shall be entitled to 15 days per year of vacation and personal time and to utilize such vacation as the Executive shall determine; provided, however, that the Executive shall evidence reasonable judgment regarding appropriate vacation scheduling. The Executive shall further be entitled to sick days in accordance with the Company's applicable policy.

(b) Auto Allowance. The company will reimburse the Executive $500 per month for business transportation purposes.

(c) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental, and other employee benefit programs, if any, that are provided by the Company for its employees at the Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time. The company currently does not provide a health plan and will reimburse the Executive $750 per month for health purposes.

5. Term. The term of employment under this Agreement (the “Term”) will be three years and shall commence on the Effective Date and shall continue until terminated by the Company or Executive in accordance with the terms and conditions set forth herein.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, the Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to the Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) the failure of Executive to perform any of Executive’s duties or other obligations under this Agreement to the reasonable satisfaction of the Board of Directors or the Chief Executive Officer, which remains uncured for 15 calendar days after a written demand for performance is delivered to Executive by the Board of Directors or the Chief Executive Officer of Company that specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that Executive has not performed Executive’s duties or other obligations. Executive shall have the right to cure such failure if such failure can be cured within the 15-day cure period, prior to any final termination; (B) Executive’s indictment for, or conviction of, a crime involving moral turpitude whether or not relating to Company; (C) gross negligence or willful misconduct by Executive in the performance of any of his duties or other obligations under this Agreement; (D) the association, directly or indirectly, of Executive for his profit or financial benefit with any person, firm, partnership, association, corporation or other entity that competes with Company; (E) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Executive, except as required in connection with his duties to Company; (F) the breach by Executive of his fiduciary duty or duty of trust to Company, including, but not limited to, the commission by Executive of an act of fraud or embezzlement against Company; (G) chronic absenteeism; (H) violation of the Company's substance abuse policy; (I) misconduct or dishonesty toward or involving Company, which misconduct or dishonesty is injurious to the Company, monetarily or otherwise; or (J) any other material breach by Executive of any of the terms or provisions of this Agreement, which other material breach is not cured within ten business days of notice by the Company.

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(ii) Upon Disability. If a Disability (as defined below) of the Executive has occurred, the Company may give to Executive written notice of its intention to terminate the Executive’s engagement. In such event, the Executive’s engagement shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his essential duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event Company temporarily replaces Executive or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become a Disability, then Executive’s employment shall not be deemed terminated by Company. To the extent the Company does not have a long-term disability plan, any question as to the existence of the Executive’s Disability as to which the Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(iii) Upon Death or Without Cause. The Company may terminate the Executive’s employment at any time: (A) upon the Executive’s death or (B) with thirty (30) days prior written notice, at any time without cause for any or no reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Board, or the board of directors or managers of any successor entity of the Company, removes the Executive as the Chief Technology Officer of the ultimate parent entity of the Company or successor entity; (ii) if there is a ten percent (10%) or greater reduction of Executive’s Base Salary below the amount specified in Section 2(a), other than a general reduction in Base Salary that affects all similarly situated employees of Company in substantially the same proportions; or (iv) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides 30 days’ notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of Executive learning of the facts that give rise to the claim of Executive’s intent to terminate for Good Reason, and with respect to subsection (v) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice.

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(c) Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Base Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

7. Severance.

(a) A “Covered Period” is defined as the period commencing three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control. For the purposes of this Agreement, a "Change of Control" will be deemed to have occurred when:

(i) Tender Offer. A tender offer or exchange offer is made whereby the effect of such off offer is to take over and control the Company, and such offer is consummated for equity securities of the Company representing 51 % or more of the combined voting power of the Company's then outstanding voting securities.

(ii) Merger or Consolidation. The shareholders of Company approve a merger, consolidation, recapitalization, or reorganization of Company, or consummation of any such transaction if shareholder approval is not obtained, or required to be obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by holders of outstanding voting securities of Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(iii) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to another person or entity, that is not a subsidiary of the Company in which the Company owns securities representing not less than a majority of the voting power of such subsidiary.

(b) Severance Outside of a Covered Period.

(i) If the Executive’s employment is terminated outside of a Covered Period, by the Company without Cause (and for other than death or Disability) or by the Executive for Good Reason, the Executive shall be entitled to receive a severance payment equal to six months of Executive’s Base Salary in effect at the time of termination. Such severance payment shall be made in accordance with the Company’s normal payroll policy over a six-month period, provided the Executive has executed and delivered to the Company and has not revoked a general release of the Company, its parents, subsidiaries, and affiliates, and each of its officers, directors, employees, agents, successors, and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company.

(ii) If the Executive's employment is terminated outside of a Covered Period by the Company without Cause (and for other than Disability) or by Executive for Good Reason, and if the Executive is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA and applicable state continuation laws and regulations, the Company will continue to pay the same portion of Executive's medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible spouse and dependents) until the earlier of (1) six months from Executive's termination of employment, or (2) the date Executive is eligible for medical and/or dental insurance benefits from another employer.

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(c) Severance Within a Covered Period.

(i) If the Executive’s employment is terminated within a Covered Period, by the Company without Cause (and for other than death or Disability) or by the Executive for Good Reason, the Executive shall be entitled to receive a severance payment equal to 12 months of Executive’s Base Salary. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company.

(ii) If the Executive’s employment is terminated within a Covered Period, by the Company without Cause (and for other than death or Disability) or by the Executive for Good Reason, one hundred percent (100%) of all Company equity awards held by Executive as of immediately prior to such termination shall accelerate and become vested.

(iii) If the Executive's employment is terminated within a Covered Period by the Company without Cause (and for other than Disability) or by the Executive for Good Reason, and if the Executive is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA and applicable state continuation laws and regulations, the Company will continue to pay the same portion of Executive's medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible spouse and dependents) until the earlier of (1) six months from Executive's termination of employment, or (2) the date Executive is eligible for medical and/or dental insurance benefits from another employer.

(d) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a “separation from service” within the meaning of Section 409A.

8. Confidentiality Agreement.

(a) Executive understands that during his employment he will have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to software, patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, the Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies promptly the Company of such subpoena, order, or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedies. Nothing herein shall prohibit Employee from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation.

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(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

(c) Executive will promptly disclose to the Company any idea, invention, discovery, or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d) Executive will not assert any rights to any invention, discovery, idea, or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by the Executive prior to his work for the Company.

(e) Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

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9. Non-solicitation; Non- competition.

(a) Executive agrees that, during the Term and until 12 months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the one-year period prior to the termination of Executive’s employment or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) Executive further agrees that, during the Term and until 12 months after the termination of his employment, the Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business (unless Executive is already serving as a director of such company at the time of termination of his employment), or (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of the Executive’s employment was voluntary or involuntary or with or without Cause or for any other reason.

(c) “Competing Business” means any person or entity that designs, develops, manufactures, supplies, markets, promotes, distributes, services, or sells any Restricted Product and/or Service or any person or entity that supplies products or materials to the Company. “Competitors” include, but are not limited to, the companies listed in Exhibit A to this Agreement. For purposes of this Agreement, “Restricted Product and/or Service” means a product or service in existence or under development, that is substantially the same as competes with, is offered as an alternative to, or is intended to displace in the market, any product that is or was under development, advertised, or sold by the Company during the time of the Executive’s employment with the Company.

(d) “Territory” shall mean within any state, country or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e) Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in this Section 9 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10. Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data, or documents belonging to a third party that are not generally available to the public unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. During the Executive’s employment with the Company, the Executive is not to breach any obligation of confidentiality that the Executive has with third parties, and the Executive agrees to fulfill all such obligations during the Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any confidential information or trade secrets belonging to a third party.

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11. Injunctive Relief. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 8 or 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post a bond or other security, to seek a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 8 or 9 of this Agreement.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by a nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Murali Chakravarthi

If to the Company, to:

iCoreConnect, Inc.

529 Crown Point Road, Suite 250

Ocoee, Florida 34761

Attention: CEO

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

15. Indemnification/D&O Insurance. The Company shall purchase and maintain director and officer liability insurance on such terms and provide such coverage as the Board determines is appropriate from time to time, and the Executive shall be covered by such insurance, pursuant to the terms of the applicable plan(s) and policy(ies), to the same extent as similarly situated officers and directors of the Company.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the conflict of law’s provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Orange County, Florida.

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17. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

18. Assignment. This Agreement is a personal contract and the Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19. Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to the Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to the Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

iCoreConnect, Inc.

By:
Name:
Title:

Agreed to and Accepted:

Murali Chakravarthi

Date:

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